Exhibit 10.1

SECURITIES ESCROW AGREEMENT

This SECURITIES ESCROW AGREEMENT (this “Agreement”) made as of the 8 day of November 2021, by and among Vision Hydrogen Corporation (the “Company”) whose address is 95 Christopher Columbus Drive, 16th Floor, Jersey City, NJ 07302, Volt Energy B.V. (the “Shareholder” and together with the Company, the “Parties”), whose address is President Kennedystraat 1, 6269 CA Margraten, The Netherlands, and VStock Transfer, LLC (the “Escrow Agent”) whose address is 18 Lafayette Place, Woodmere, NY 11598.

WITNESSETH:

WHEREAS, the Parties entered into that certain stock purchase agreement dated November 8, 2021 (the “Purchase Agreement”) pursuant to which, among other things, the Company purchased from the Shareholder 194,500 common shares of VoltH2 Holdings AG for consideration consisting of 1,768,182 shares of the Company’s common stock, par value $0.0001 (the “Securities”); and

WHEREAS, the Purchase Agreement provides that Shareholders will indemnify the Company and its shareholders, directors, officers, employees, affiliates, agents, representatives and assigns, from and against any and all liabilities, losses, damages, costs and expenses (including reasonable attorney’s fees and costs) (collectively, “Losses”), upon the terms and subject to the conditions provided in the Purchase Agreement, and the Securities shall be placed in escrow pursuant to the terms and subject to the conditions of this Agreement; and

WHEREAS, Sections 1.2 and 6.2 of the Purchase Agreement provide that, at the closing of the transactions contemplated by the Purchase Agreement, the Securities shall be delivered to Escrow Agent; and

WHEREAS, the Parties have agreed to appoint Escrow Agent to hold the Securities in escrow, and Escrow Agent agrees to hold and distribute the Securities, in accordance with the terms and provisions of this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto hereby agree as follows:

1. Designation of Escrow Agent. The Company and the Shareholder, in consideration for the Escrow Agent’s agreement to perform the duties of an escrow agent (a nondiscretionary agent) under this Agreement, hereby designate the Escrow Agent as an escrow agent and Escrow Agent hereby agrees to act as escrow agent as herein established. The Escrow Agent, as escrow agent but not as trustee or fiduciary in any respect, shall take, hold and distribute the Securities in accordance with the terms of this Agreement and shall hold the Securities as escrow agent. However, the Escrow Agent shall not be liable for any act, omission or determination made in connection with this Agreement except for its intentional misconduct. Without limiting the generality of the foregoing, the Escrow Agent shall not be liable for any losses arising from its compliance with written or oral directions and shall be fully protected in acting upon any instrument, certificate or paper believed by it to be genuine and to be signed or presented by the proper person or persons and the Escrow Agent shall be under no duty to make any investigation or inquiry as to any statement contained in any such writing, but may accept the same as conclusive evidence of the truth and accuracy of the statements therein contained.

2. Securities. The Escrow Agent is responsible for safekeeping the Securities which are delivered into its possession by the Company or its agent. The Escrow Agent will not be responsible for the computation and collection of any interest, dividends, or other proceeds or certificates due or issuable upon a reorganization of the Company with respect to the Securities. Without limiting the foregoing, the Company and the Shareholder hereby acknowledge that the Escrow Agent will act solely as escrow agent and is not under any duty to supervise the marketability of the Securities or to advise or make recommendations with respect to such.

3. Rights, Duties and Responsibilities of Escrow Agent. It is understood and agreed that the duties of the Escrow Agent are purely ministerial in nature, and that:

3.1 Procedure with Respect to Indemnification Claims.

(a) Claim. If, at any time and from time to time from the date hereof until November 8, 2024 (the “Claims Period”), Company desires to make a claim against the Securities pursuant to Article X of the Purchase Agreement (each, a “Claim”), Company shall deliver a written notice of the Claim (a “Claims Notice”) to Escrow Agent, with a copy to Shareholders, substantially in the form attached hereto as Annex I specifying the nature of the Claim, the estimated amount of damages to which Company believes it is or may be entitled to under the Purchase Agreement (the “Claimed Amount”) and instructions to cancel certain of the Securities.

(b) Response by the Shareholder. Within thirty (30) calendar days after receipt by Escrow Agent of any Claims Notice (“Response Period”), Shareholders shall, with respect to such Claims Notice, by notice to Company and Escrow Agent (a “Response Notice”) substantially in the form attached hereto as Annex II, either (i) concede liability for the Claimed Amount in whole, or (ii) deny liability for the Claimed Amount in whole or in part (it being understood that any portion of the Claimed Amount for which Shareholders has not denied liability shall be deemed to have been conceded). If Shareholders denies liability in whole or in part, such Response Notice shall be accompanied by a reasonably detailed description of the basis for such denial. The amount of the liability for which Shareholders have conceded liability shall be rounded down to the nearest multiple of $4.00. Such amount is referred to herein as the “Conceded Amount.” If Shareholders have conceded liability for any portion of the Claimed Amount, Shareholders and Company, by joint notice substantially in the form attached hereto as Annex III, shall instruct Escrow Agent to promptly cancel and return to treasury such Securities representing the Conceded Amount (such joint notice, the “Conceded Amount Notice”); provided, however, that if Shareholders fails to deliver a Response Notice within the thirty (30) calendar day period, Shareholders shall be deemed to have conceded the Claimed Amount in full (the “Deemed Concession”) (and the Claimed Amount in full of such Deemed Concession shall constitute a Conceded Amount).

(c) Resolutions of Disputes.

(i) If Shareholders have denied liability for, or otherwise dispute, the Claimed Amount, in whole or in part, Shareholders and Company, on behalf of the applicable Claimant, shall attempt to resolve such dispute within thirty (30) calendar days. If the Parties resolve such dispute, they shall deliver to Escrow Agent a Conceded Amount Notice signed by each of them. Such Conceded Amount Notice shall instruct Escrow Agent to cancel and return to treasury such Securities representing the Conceded Amount, if any, of Securities agreed to by the Parties in settlement of such dispute.

(ii) If the Parties fail to resolve such dispute within thirty (30) calendar days after receipt by Escrow Agent of the Response Notice corresponding to such dispute, the issue of liability for any such dispute with respect to Claims made pursuant to Article X of the Purchase Agreement shall be submitted to arbitration for the purposes of obtaining a final, conclusive and binding decision (the “Final Decision”). Such Final Decision shall contain the amount, if any, of the Party’s liability for the Claimed Amount as finally determined by such arbitration (the “Ordered Amount”). The arbitration shall be in conformity with and subject to the applicable rules and procedures of the American Arbitration Association. The arbitration shall be conducted before a panel of three (3) arbitrators, with one arbitrator to be selected by each of the Parties and the third arbitrator to be selected by the arbitrators selected by the Parties. The Parties agree to be (A) subject to the jurisdiction and venue of the arbitration in New York, New York and (B) bound by the decision of the arbitrator as the final decision with respect to the dispute.

(d) Payment of Claims. (1) Escrow Agent promptly shall transfer to the Company Securities at a deemed price of $4.00 per share in accordance with Exhibit I and /or Exhibit III as appropriate no later than the third (3rd) business day following the determination of a Payment Event (as such term is defined below): (i) following any concession of liability by Shareholders, in whole or in part, the Conceded Amount as set forth in the Conceded Amount Notice; (ii) following any Deemed Concession of liability by Shareholders, the Conceded Amount; or (iii) following receipt by Escrow Agent of any Final Decision, the Ordered Amount (collectively, clauses (i), (ii), (iii), the “Payment Events”). The Securities to be cancelled shall be selected from the shares owned by each Shareholder on a pari passu basis, except that if an odd number of shares is to be cancelled in respect of the first Payment Event the Escrow Agent shall select by lot the Shareholder from whose holdings the odd lot share shall be selected, and thereafter if an odd number of shares is to be cancelled in respect of any other Payment Event the Escrow Agent shall make up the odd lot from the holdings of the Shareholder who on the last Payment Event was not liable for the odd lot.

(2) Upon the occurrence of a Payment Event, in the event that Escrow Agent must cancel and return to treasury Securities, Escrow Agent shall cancel and return to treasury the Securities; and retain the balance of the Securities registered to Shareholders less the shares of the Conceded Amount, or Ordered Amount, as applicable, relating to such Payment Event, to be held in escrow in accordance with the terms set forth herein.

3.2 Disbursements.

(a) If no Claims Notice has been submitted by May 9, 2022, the Escrow Agent shall commence releasing from the Securities to each Shareholder the number of shares set forth below on the dates set forth below:

	May 8, 2022	November 8, 2022	May 8, 2023	November 8, 2023	May 8, 2024	November 8, 2024
Volt Energy B.V.	88,409	132,614	221,023	353,636	442,045	530,455

Notwithstanding the foregoing, upon receipt of a Claims Notice, the Escrow Agent shall cease releasing any additional Securities until the earlier of termination of this Escrow Agreement pursuant to Section 8 hereof or joint written notice from the Parties.

If the Company has delivered a Claims Notice to the Escrow Agent, then, upon the earlier of termination of this Escrow Agreement pursuant to Section 8 hereof or joint written notice from the Parties,Escrow Agent shall release from the Securities to Shareholders, any portion of the Securities then remaining less the aggregate Claimed Amount for all then outstanding claims for any Losses (“Outstanding Claims”) pursuant to Section X of the Purchase Agreement asserted within the Claims Period.

(d) In the event that the Parties jointly instruct Escrow Agent to disburse the Securities to any party, Escrow Agent shall comply with such instructions, any provision herein to the contrary notwithstanding.

3.3 The Escrow Agent shall not be responsible for the performance by the Company or the Shareholder of any of their respective obligations pursuant to any agreement between such the Company and the Shareholder.

3.4 If the Escrow Agent is uncertain as to its duties or rights hereunder or shall receive instructions with respect to the Securities which, in its sole determination, are in conflict either with other instructions received by it or with any provision of this Agreement, it shall be entitled to hold the Securities, or a portion thereof, pending the resolution of such uncertainty to the Escrow Agent’s sole satisfaction, by final judgment of a court or courts of competent jurisdiction or otherwise.

3.5 The Escrow Agent shall not be liable for any action taken or omitted hereunder, or for the misconduct of any employee, agent or attorney appointed by it, except in the case of willful misconduct or gross negligence. The Escrow Agent shall be entitled to consult with counsel of its own choosing and shall not be liable for any action taken, suffered or omitted by it in accordance with the advice of such counsel.

3.6 The Escrow Agent shall have no responsibility at any time to ascertain whether or not any security interest exists in the Securities or any part thereof or to file any financing statement under the Uniform Commercial Code with respect to the Securities or any part thereof.

3.7 Without limiting the generality of the foregoing, the Escrow Agent shall not be under any obligation to defend any legal action or engage in any legal proceeding with respect to the Securities.

4. Amendment; Resignation or Removal of Escrow Agent. This Agreement may be altered or amended only with the written consent of the Company and the Escrow Agent. The Escrow Agent may resign and be discharged from its duties hereunder at any time by giving written notice of such resignation to the Company and the Shareholder specifying a date when such resignation shall take effect and upon delivery of the Securities to the successor escrow agent designated by the Company and the Shareholder in writing. Such successor escrow agent shall become the Escrow Agent hereunder upon the resignation date specified in such notice. The Escrow Agent shall continue to serve until its successor accepts the Securities. The Company and the Shareholder shall have the right at any time to jointly remove the Escrow Agent and substitute a new escrow agent by giving notice thereof to the Escrow Agent then acting. Upon its resignation and delivery of the Securities as set forth in this Section 4, the Escrow Agent shall be discharged of and from any and all further obligations arising in connection with the escrow agent relationship contemplated by this Agreement. Without limiting the provisions of Section 4 hereof, the resigning Escrow Agent shall be entitled to be reimbursed by the Company for any expenses incurred in connection with its resignation, transfer of the Securities to a successor Escrow Agent.

5. Representations and Warranties. The Company and the Shareholder hereby represent and warrant to the Escrow Agent that:

5.1 No party other than the parties hereto has, or shall have, any lien, claim or security interest in the Securities or any part thereof.

5.2 No financing statement under the Uniform Commercial Code is on file in any jurisdiction claiming a security interest in or describing (whether specifically or generally) the Securities or any part thereof.

6. Fees and Expenses. The Escrow Agent shall be entitled to payment of an initial set-up fee of Two Thousand Five Hundred ($2,500.00) Dollars and an additional One Hundred ($100.00) Dollars per month and applicable processing fees in connection with delivery and or cancellation of the Securities in accordance with this Agreement. In addition, the Company agrees to reimburse the Escrow Agent for any reasonable expenses incurred in connection with this Agreement, including, but not limited to, reasonable counsel fees.

7. Indemnification and Contribution.

7.1 The Company (the “Indemnitor”) agrees to indemnify the Escrow Agent and its officers, directors, employees, agents and shareholders (collectively referred to as the “Indemnitees”) against, and hold them harmless of and from, any and all loss, liability, cost, damage and expense, including without limitation, reasonable counsel fees, which the Indemnitees may suffer or incur by reason of any action, claim or proceeding brought against the Indemnitees arising out of or relating in any way to this Agreement or any transaction to which this Agreement relates, unless such action, claim or proceeding is the result of the willful misconduct or gross negligence of the Indemnitees.

7.2 If the indemnification provided for in Section 7.1 is applicable, but for any reason is held to be unavailable, the Indemnitor shall contribute such amounts as are just and equitable to pay, or to reimburse the Indemnitees for, the aggregate of any and all losses, liabilities, costs, damages and expenses, including counsel fees, actually incurred by the Indemnitees as a result of or in connection with, and any amount paid in settlement of, any action, claim or proceeding arising out of or relating in any way to any actions or omissions of the Indemnitor.

7.3 The provisions of this Article 7 shall survive any termination of this Agreement, whether by disbursement of the Securities, resignation of the Escrow Agent or otherwise.

8. Termination of Agreement. This Agreement shall terminate on November 8, 2024, provided that the rights of the Escrow Agent and the obligations of the other parties hereto under Section 7 shall survive the termination hereof and the resignation or removal of the Escrow Agent.

9. Governing Law and Assignment. This Agreement shall be construed in accordance with and governed by the laws of the State of New York, without regard to the conflicts of laws principles thereof, (other than Section 5-1401 of the General Obligations Law of the State of New York) and shall be binding, upon the parties hereto and their respective successors and assigns; provided, however, that any assignment or transfer by any party of its rights under this Agreement or with respect to the Securities shall be void as against the Escrow Agent unless (a) written notice thereof shall be given to the Escrow Agent; and (b) the Escrow Agent shall have consented in writing to such assignment or transfer.

10. Notices. All notices required to be given in connection with this Agreement shall be sent by email, or by registered or certified mail, return receipt requested, or by hand delivery with receipt acknowledged, or by the Express Mail service offered by the United States Postal Service, and addressed to the addresses set forth below.

Vision Hydrogen Corporation

95 Christopher Columbus Drive, 16th Floor

Jersey City, NJ 07302

Attention: Andrew Hidalgo

Email: andy.hidalgo@visionh2.com

Volt Energy B.V.

President Kennedystraat 1

6269 CA Margraten

The Netherlands

Email: andre.jurres@voltenergy.eu

Attention: Andre Jurres

VStock Transfer, LLC

18 Lafayette Place

Woodmere, NY 11598

Attention: Yoel Goldfeder

Email: info@vstocktransfer.com

11. Severability. If any provision of this Agreement or the application thereof to any person or circumstance shall be determined to be invalid or unenforceable, the remaining provisions of this Agreement or the application of such provision to persons or circumstances other than those to which it is held invalid or unenforceable shall not be affected thereby and shall be valid and enforceable to the fullest extent permitted by law.

12. Execution in Several Counterparts. This Agreement may be executed in several counterparts or by separate instruments and by facsimile transmission, and all of such counterparts and instruments shall constitute one agreement, binding on all of the parties hereto.

13. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings (written or oral) of the parties in connection therewith.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the day and year first above written.

VSTOCK TRANSFER, LLC

By:
Name:
Title:

Vision Hydrogen Corporation

By:	/s/ Andrew Hidalgo
Name:	Andrew Hidalgo
Title:	Chief Executive Officer

VOLT ENERGY B.V.

By:	/s/ Andre Jurres
Name:	Andre Jurres
Title:	Managing Director

Annex I

CLAIMS NOTICE

VStock Transfer LLC

18 Lafayette Place

Woodmere, NY 11598

Attention:

Ladies and Gentlemen:

The undersigned, pursuant to Section 3.1(a) of the Escrow Agreement, dated as of November 8, 2021, by and among Vision Hydrogen Corporation (the “Company”), Volt Energy B.V. (the “Shareholder”) and VStock Transfer LLC, as escrow agent (“Escrow Agent”) (the “Escrow Agreement”) (terms defined in the Escrow Agreement have the same meanings when used herein), hereby certifies that Company is or may be entitled to indemnification pursuant to Article X of the Purchase Agreement in an amount equal to $_______ (the “Claimed Amount”), which is payable out of the Securities at a per share value of $4.00. Company further certifies that the nature of the Claim is as follows: [__________].

Unless you receive a timely Response Notice (as defined in the Escrow Agreement) from the Shareholder in accordance with the Escrow Agreement, you are hereby instructed to cancel and return to treasury [_____________] of the Securities, which is such number of shares as is equal to the quotient of the Claimed Amount divided by $4.00.

Dated: _______, 202__.

Vision Hydrogen Corporation

By:
Name:
Title:

cc:	Volt Energy B.V.

Annex II

RESPONSE NOTICE

VStock Transfer LLC

18 Lafayette Place

Woodmere, NY 11598

Attention:

Ladies and Gentlemen:

The undersigned (“Shareholders”), pursuant to Section 3.1(b) of the Escrow Agreement, dated as of November 8, 2021 by and among the Shareholder, Vision Hydrogen Corporation (“Company”), and VStock Transfer LLC, as escrow agent (the “Escrow Agent”) (the “Escrow Agreement”) (terms defined in the Escrow Agreement have the same meanings when used herein), hereby:

(a) concedes liability [in whole for] [in part in respect of $____ of] the Claimed Amount (the “Conceded Amount”), referred to in the Claims Notice dated ________, 202__ pursuant to Article X of the Purchase Agreement; [and] [or]

(b) denies liability [in whole for] [in part in respect of $____ of] the Claimed Amount referred to in the Claims Notice dated _________, 202__ pursuant to Article X of the Purchase Agreement.

Attached hereto is a description of the basis for the foregoing.

Dated: _______, 202__.

Volt Energy B.V.

By:
Name:
Title:

cc:	Vision Hydrogen Corporation

Annex III

CONCEDED AMOUNT NOTICE

VStock Transfer LLC

18 Lafayette Place

Woodmere, NY 11598

Attention:

Ladies and Gentlemen:

The undersigned, pursuant to Section 3.1[(b) or (c)] of the Escrow Agreement, dated as of November 8, 2021, by and among Vision Hydrogen Corporation (“Company”), Volt Energy B.V. (the “Shareholder”) and VStock Transfer LLC, as escrow agent (the “Escrow Agent”) (the “Escrow Agreement”) (terms defined in the Escrow Agreement have the same meanings when used herein), hereby jointly:

(a) certify that [a portion of] the Claimed Amount with respect to the matter described in the attached in the amount of $[________] (the “Conceded Amount”) is owed to [________]; and

(b) instruct you to promptly cancel and return to treasury such number of shares as is equal to the quotient of the Conceded Amount divided by $4.00 as soon as practicable following your receipt of this notice and, in any event, no later than five (5) business days following the date hereof.

Dated: _______, 202___

Vision Hydrogen Corporation

By:
Name:
Title:

Volt Energy B.V.

By:
Name:
Title: